Exhibit 99.1

Press Release

DG FastChannel(TM) Announces Results of Its Exchange
Offer for Shares of Point.360
Tuesday August 14, 12:36 pm ET

Completes Acquisition of Point.360’s Advertising Distribution Operations

DALLAS—(BUSINESS WIRE)—DG FastChannel, Inc. (NASDAQ: DGIT) today announced that it has accepted for exchange all shares tendered and not withdrawn in its exchange offer for Point.360 and has completed its previously announced acquisition of the ads distribution operations of Point.360 (NASDAQ: PTSX).

Commenting on the completion of the transaction, Scott K. Ginsburg, Chairman and CEO of DG FastChannel said, “The addition of Point.360’s ads distribution operations represents an excellent strategic and financial complement to DG FastChannel’s business. We look forward to integrating our extensive customer service network with Point.360’s Los Angeles, Chicago, San Francisco, Dallas and New York offices, improving operational efficiencies throughout our enterprise and bringing-next generation solutions to our new customers.”

At midnight New York City time on Wednesday, August 8, 2007, DG FastChannel’s offer to exchange each outstanding share of common stock (including the associated preferred share purchase rights) of Point.360, Inc. expired. Based on information from DG FastChannel’s exchange agent, 9,532,486 million shares of Point.360 common stock were tendered and not withdrawn in the offer. On August 13, 2007, DG FastChannel accepted for exchange all shares of Point.360 common stock validly tendered and not withdrawn. Together with the shares it previously owned, upon accepting Point.360 shares for exchange DG FastChannel owned 11,144,922 million shares of Point.360 common stock or approximately 92% of the issued and outstanding shares of Point.360 common stock. Immediately prior to acceptance, 12,165,846 shares of Point.360 common stock were issued and outstanding. Accordingly, pursuant to the calculation described in the offer to exchange, 0.1895 of a share of DG FastChannel common stock was exchanged for each share of Point.360 common stock validly tendered and not withdrawn. No fractional shares of DG FastChannel stock were exchanged, and each shareholder who otherwise would have been entitled to a fractional share received cash in lieu of that fractional share.

Prior to the acceptance for exchange by DG FastChannel, Point.360 contributed its post-production operations to New360, a wholly-owned subsidiary of Point.360, and distributed the capital stock of New360 to existing Point.360 shareholders, including DG FastChannel. Immediately thereafter, pursuant to the merger agreement as amended, DG FastChannel contributed its New360 shares to New360. New360 expects to assume the name of Point.360 after completion of the anticipated merger.

Having acquired approximately 92% of the shares of Point.360 common stock issued and outstanding, on August 14, 2007 DG FastChannel completed a short-form merger of Point.360 with and into DG FastChannel, with DG FastChannel continuing as the surviving corporation.

Upon the completion of the merger, the remaining outstanding shares of Point.360 common stock, other than shares held by DG FastChannel and by stockholders exercising dissenters’ rights, were converted into the right to receive 0.1895 of a share of DG FastChannel common stock for each such share. DG FastChannel intends to send former Point.360 shareholders who did not tender their shares in the exchange offer instructions as to how to exchange each of their former shares of Point.360 common stock for 0.1895 of a share of DG FastChannel common stock as merger consideration. The merger consideration is the same as paid per share of Point.360 common stock in the exchange offer.

Inclusive of the shares issued to former Point.360 shareholders, DG FastChannel has 17,878,578 common shares outstanding.

About DG FastChannel, Inc.

DG FastChannel (DGIT: Nasdaq) is the leading provider of next generation workflow solutions, digital media technology and delivery services to America’s most esteemed brands. The Company’s delivery network reaches over 21,000 television and radio stations, cable and TV networks, cable outlets and newspapers. DG FastChannel’s service and proprietary product set are integrated to provide content providers, including brands and commercial production entities, news organizations, syndicated programmers, and video news release producers and broadcasters end-to-end digital solutions that maximize efficiency while reducing costs. DG FastChannel’s advanced capabilities include online delivery of high-definition (HD) content, re-purposing of broadcast video for the Internet, management of digital assets, and ubiquitous satellite and Internet reach resulting in the industry’s highest levels of reliability, speed and quality. For more information visit www.dgfastchannel.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release may contain certain forward-looking statements relating to DG FastChannel and its expectations for Point.360’s advertising distribution operations. All statements included in this press release concerning activities, events or developments that DG FastChannel expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the following: the risk that operations will not be integrated successfully; the risk of adverse changes in the economic environment; and the risk that the expected cost savings and other synergies from the transaction may not be fully realized, realized at all or take longer to realize than anticipated. Additional information on these and other risks, uncertainties and factors is included in DG FastChannel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.

Contact:

DG FastChannel, Inc.

Omar Choucair

Chief Financial Officer

972-581-2000

or

Jaffoni & Collins Incorporated

Joseph Jaffoni, 212-835-8500

dgit@jcir.com